EXHIBIT 10.1

                        DEVELOPMENT AND LICENSE AGREEMENT

     THIS DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement") is entered into as of this 6th day of September, 2005 (the "Effective Date") by and between ISE CORPORATION, a California corporation, maintaining its principal place of business at 12302 Kerran Street Poway, CA 92064 ("ISE") and ENCORE CLEAN ENERGY, INC., a Delaware Corporation, with its principal place of business at 375 Water Street, Suite 610, Vancouver, British Columbia, Canada V6B 5C6 ("Encore"). ISE and ENCORE may be individually referred to as a "Party" or collectively as the "Parties" under this Agreement.

                                    RECITALS

     A. ISE is engaged in the business of, among other things, developing technology for use in electric and hybrid-electric propulsion systems.

     B.  Encore  is  engaged  in  the   business   of,   among   other   things,
commercializing a MPG System (defined below).

     C. Encore desires to (i) engage ISE to develop a MPG System according to Encore's specifications and (ii) license the Licensed Technology (defined below) to ISE.

     D. ISE desires to (i) develop a MPG System according to Encore's specifications and (ii) license the Licensed Technology from Encore.

     NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS. All definitions below or elsewhere in this Agreement apply to both their singular and plural forms, as the context may require. The terms "herein", "hereunder", and "hereof" and similar expressions refer to this Agreement. Unless otherwise expressly provided herein, the term "including" as used herein means "including without limitation", and the term "days", as used herein, means "calendar days", unless otherwise stated. The following terms as used in this Agreement will have their respective meanings set forth below:

"Affiliate" means any entity which directly or indirectly owns or controls, is owned or controlled by, or is under common control or ownership of fifty percent (50%) or more of a Party.

"Claim" has the meaning set forth in Section 10.1.

"Deliverables" collectively means the items or materials to be delivered by ISE to ENCORE pursuant to the Development Plan.

"Development Plan" means the DEVELOPMENT PLAN FOR MPG SYSTEM attached hereto as Exhibit A.

"Developed  Technology"  means any and all (i) Inventions and (ii)  Intellectual
Property  Rights  in  the  Inventions   (including  without  limitation  Program
Patents).

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"Documentation"  collectively means user manuals, training materials, help text, sample documents, tutorials, graphics, status reports and other written or graphic materials of ISE that describe the operation of the MPG System.

"Encore Field" means all fields of use other than the Field.

"Encore Know-How" means tangible or intangible know-how, trade secrets and inventions (whether or not patentable), data, other information, and any physical or chemical material, which Encore owns, controls, or has a license to use (with the right to sublicense) at any time during the Term.

"Encore MPG Products" means stand-alone MPG Products that are commercialized by Encore for sale to third parties.

"Encore Patents" means all patents, both foreign and domestic, including without limitation all substitutions, extensions, reissues, re-examinations, renewals and inventors certificates, issued as of, and patents issuing from applications (including provisionals, divisionals, continuations, and continuations-in-part) pending as of, the Effective Date, which Encore owns, controls or has a license to use other than the under this Agreement, including without limitation the Hunt Patent.

"Field" means the Heavy Duty Vehicle market.

"Heavy Duty Vehicle" means any Vehicle that is greater than 8,500 pounds in weight.

"Hunt Patent" means the provisional patent application filed with the USPTO on April 1, 2005 entitled "ACCELERATED Magnetic pellet generator THAT PROVIDES SELF-COMPRESSION" in the form attached hereto as Exhibit B (patent application number unavailable as of the Effective Date).

"Intellectual Property" or "Intellectual Property Rights" collectively means any and all patents, patent registrations, patent applications, business processes, copyrights, data rights, trademarks, trade names, service marks, service names, trade secrets, mask works, moral rights, know-how or any other similar proprietary right arising or enforceable under the laws of the United States, any other jurisdiction, or any bi-lateral or multi-lateral treaty regime.

"Inventions" has the meaning set forth in Section 6.2.

"ISE Drive System" means any drive system manufactured or sold by ISE.

"ISE Intellectual Property" means any and all Intellectual Property developed, used, acquired or licensed by ISE or its Affiliates (i) before the Effective Date or (ii) at any time, whether before, during or after the Term, which is not conceived, reduced to practice or otherwise made or developed under and pursuant to this Agreement.

"ISE MPG Products" means stand-alone MPG Products that are commercialized by ISE for sale to third parties.

"ISE Vehicle" means any Vehicle sold by ISE that contains an ISE Drive System.

"Licensed Know-How" means all Encore Know-How that is necessary or useful to the development, manufacture, use or sale of any Licensed Product.

"Licensed Patents" means all Encore Patents that would be infringed by the making, having made, manufacture, use, offering for sale, sale or importation of any Licensed Product, but for the license granted herein.

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"Licensed Products" means and includes any product that utilizes or incorporates
Licensed Technology.

"Licensed Services" means services utilizing Licensed Technology.

"Licensed Technology" means the Developed Technology, the Licensed Patents, and the Licensed Know-How.

"Linear Generators" means a device that generates electricity through the linear motion of a magnetic "piston" traveling through a series of coils also arranged in a linear fashion, in a manner the same as or substantially the same as that described in the Hunt Patent.

"List Prices" means ISE's suggested retail prices of MPG Products sold by ISE, as determined in ISE's sole discretion and published by ISE from time to time.

"Manufacturing Costs" means, as applicable, (i) out-of-pocket costs incurred by a Party or an Affiliate of such Party to manufacture a MPG Product (including cost of materials, direct labor, and shipping fees paid to vendors) or (ii) the total invoice price paid to a third-party supplier for the manufacture of a MPG Product.

"Milestone" means a development milestone set forth in the Development Plan.

"Minimum Value" has the meaning set forth in Section 4.3.

"MPG Products"  means all Licensed  Products except for (i) ISE Drive Systems or
(ii) ISE Vehicles.

"MPG System" means a linear magnetic pellet generator system.

"Net Revenues" means all revenues actually received by ISE and its Affiliates from the sale of MPG Products after the deduction of: (i) delivery and insurance charges; (ii) commissions, discounts, credits allowed for defective, returned or recalled products, and other allowances actually paid or allowed (including, but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to the end commercial user of the products, whether in cash or trade); and (iii) sales and other taxes, but not including taxes assessed on income derived from such sales.

"Phase A  Milestones"  means  Milestones  1 - 8 as set forth in the  Development
Plan.

"Phase B  Milestones"  means  Milestones  9 -12 as set forth in the  Development
Plan.

"Program Patents" means all patents, both foreign and domestic, including without limitation, all substitutions, extensions, reissues, renewals, and inventors certificates covering Inventions.

"Securities Acts" means the Securities Act of 1933 and the Securities Exchange Act of 1934.

"Specifications" means the functional and other specifications for the MPG System that are specified in the Development Plan.

"Term" shall have the meaning set forth in Section 12.1.

"Territory" means the United States and Canada.

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"Valid  Claim"  means any claim of an issued  and  unexpired  patent  within the
Licensed Technology which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable.

"Vehicle" means any type of land-based vehicle that is used for transportation, including without limitation, buses, trucks, trams, railed vehicles, tanks and other military vehicles.

2. DEVELOPMENT SERVICES

     2.1 Development. ISE agrees to use commercially reasonable efforts to complete the development of the MPG System in accordance with the terms of the Development Plan and this Agreement.

     2.2 Delivery. Upon completion of each Milestone, ISE will deliver all applicable Deliverables to Encore, if any.

     2.3 Payment for Development Services.

          2.3.1 Phase A Milestones. Encore agrees to pay the aggregate amount of $264,780 to ISE as a deposit for the development fees of the Phase A Milestones (the "Phase A Deposit") in three installment payments as follows: (i) Encore shall pay to ISE the first installment payment of $100,000 within sixty (60) days of the Effective Date; (ii) Encore shall pay to ISE the second installment payment of $100,000 within one hundred twenty (120) days of the Effective Date; and (iii) Encore shall pay to ISE the third installment payment of $64,780 within one hundred eighty (180) days of the Effective Date. The applicable portion of the Phase A Deposit (as set forth in the Development Plan) will be deemed to be earned by ISE upon initiation of development work by ISE for each Phase A Milestone. ISE will be not obligated to perform development work on any Phase A Milestone until payment in full is made to ISE for such Phase A Milestone.

          2.3.2 Phase B Milestones. After successful completion of all Phase A Milestones and before initiation of development work on any Phase B
     Milestone, ISE shall provide Encore with a written invoice for the development fee of such Phase B Milestone (as set forth in the Development
     Plan). Encore agrees to pay the development fee of each Phase B Milestone to ISE within ten (10) days of receipt of written invoice from ISE; provided, however, Encore shall not be obligated to pay such development fee in the event this Agreement is terminated by either Party pursuant to
     Section 12.4 of this Agreement. ISE will be not obligated to perform development work on any Phase B Milestone until payment in full is made to ISE for such Phase B Milestone. Payment for each Phase B Milestone will be deemed to be earned by ISE upon receipt by ISE.

     2.4 Cessation of Services. Notwithstanding anything to the contrary express or implied herein, ISE has the absolute right to cease any or all development work, at any time without liability, in the event ISE does not receive payment as provided in Section 2.3 above.

     2.5 Use of Subcontractors. Encore agrees that ISE may delegate any of its obligations under this Agreement to third parties.

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     2.6 Changes to Development  Plan. The Parties  acknowledge  that changes to the terms of the Development Plan may become prudent due the uncertainty created by the research component of the development services to be provided by ISE. Either Party may request a change to the Development Plan at any time by providing written notice to the other Party regarding the proposed changes, along with a statement regarding the expected effects on cost and timing. The receiving Party is under no obligation to accept the recommended changes. Notwithstanding anything to the contrary expressed or implied in this Agreement, the Development Plan may be amended or modified only by mutual written agreement of authorized representatives of the Parties.

     2.7 Development Risk. Encore expressly agrees and acknowledges that (i) ISE does not guarantee that it will be successful in developing a functioning MPG System, (ii) payments due ISE pursuant to Section 2.3 are not conditioned on ISE developing a functioning MPG System, and (iii) ISE will have no liability to Encore under this Agreement for failing to develop a functioning MPG System.

     2.8 Scope of Agreement. Notwithstanding any other provision in this Agreement expressed or implied to the contrary, nothing in this Agreement shall be deemed to restrict ISE's right or ability, whether during the Term or at any time thereafter, to: (i) conduct research and development in any field, including without limitation, the development of cogen systems; or (ii) enter into any business arrangement of whatever nature or description, including without limitation arrangements similar to those contemplated in this Agreement; provided, however, except for the purposes of developing the MPG System under this Agreement, ISE will not engage in any business or research activities in the field of Linear Generators for a period of five (5) years after the Effective Date.


3. LICENSE GRANTS

     3.1 Exclusive License. ENCORE hereby grants to ISE an exclusive, perpetual and irrevocable right and license, with the right to sublicense, under the Licensed Technology, to develop, make, have made, use, market, sell, offer to sell, import and otherwise exploit Licensed Products and Licensed Services in the Field in the Territory.

     3.2 Research License to ISE. Subject to the terms and conditions of this Agreement, ENCORE hereby grants to ISE a nonexclusive, nontransferable (except as provided in Section 13.4), non-sublicensable (except to ISE's subcontractors), royalty-free, worldwide license under Encore's interest in the Licensed Technology solely to develop the MPG System under this Agreement.


4. ROYALTY PAYMENTS.

     4.1 Royalty Payments to ENCORE. ISE shall pay royalties to Encore, within sixty (60) days after the end of each calendar quarter, in connection with the sale of any ISE MPG Product in any country where a Valid Claim exists, as follows: (i) if such ISE MPG Product is sold by ISE or its Affiliate to a third party as a stand-alone product, the greater of (a) [Redacted] % of the Minimum Value for such ISE MPG Product and (b) [Redacted]% of the Net Revenues received by ISE or its Affiliate in connection with such sale; or (ii) if such ISE MPG Product is integrated into a ISE Drive System or ISE Vehicle before sale to a third party, the greater of (a) [Redacted]% of the Minimum Value for such ISE MPG Product and (b) [Redacted]% of ISE's then current List Price for such ISE MPG Product. Royalty payments shall become due and payable to Encore under this
Section 4.1 solely upon the date that ISE actually receives payment in full from the third party for the sale of the applicable ISE MPG Product.

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     4.2 Royalty Term.  ISE's obligation to pay royalties under Section 4.1 will expire on a country-by-country basis in the U.S. and Canada upon the expiration of the last to expire Valid Claim within the Licensed Technology.

     4.3 Determination of Minimum Value. Solely for the purposes of determining the minimum royalty to be received by Encore pursuant to Section 4.1, Encore and ISE shall perform a cost analysis of all ISE MPG Products to determine the Minimum Value (defined below) of such ISE MPG Products. "Minimum Value" for an ISE MPG Product means the Manufacturing Costs of such ISE MPG Product at the time the cost analysis is performed pursuant to this Section 4.3. The Minimum Value for each ISE MPG Product will be determined by the Parties before the sale of any ISE MPG Product to a third party and thereafter upon the written request of either Party; provided, however, unless the Parties otherwise agree in writing, the Minimum Value for any ISE MPG Product may not be reassessed more than once in any twelve (12) month period.

5. SUPPLY AGREEMENT

     5.1 Supply by ISE. In the event ISE commercializes ISE MPG Products and upon Encore's request, Encore and ISE will negotiate in good faith for a period of no more than six (6) months, or such longer period as may be agreed to in writing by the Parties, to enter into a supply agreement with the following terms: (i) ISE MPG Products will be sold to Encore at a price equal to ISE's Manufacturing Costs plus an amount equal to [Redacted] percent ([Redacted]%) of such costs; (ii) Encore will have the nonexclusive right to market and sell the ISE MPG Products solely in the Encore Field; (iii) ISE's standard terms and conditions of sale for ISE MPG Products then in effect will apply; and (iv) upon such other reasonable commercial terms mutually agreed upon by the Parties.

     5.2 Supply by Encore. In the event Encore commercializes Encore MPG Products and upon ISE's request, Encore and ISE will negotiate in good faith for a period of no more than six (6) months, or such longer period as may be agreed to in writing by the Parties, to enter into a supply agreement, with the following terms: (i) Encore MPG Products will be sold to ISE at a price equal to Encore's Manufacturing Costs plus an amount equal to [Redacted] percent ([Redacted]%) of such costs; (ii) ISE will have the exclusive right to use or sell the Encore MPG Products in the Field and Territory; (iii) Encore's standard terms and conditions of sale for Encore MPG Products then in effect will apply; and (iv) upon such other reasonable commercial terms mutually agreed upon by the Parties.


6. INTELLECTUAL PROPERTY

     6.1 ISE Intellectual Property. ISE and its licensor(s) are and shall remain the sole and exclusive owners of all rights, title and interest in and to the ISE Intellectual Property. Notwithstanding anything to the contrary expressed or implied in this Agreement, the Parties agree that this Agreement does not grant to Encore any license right, title or interest of any kind in ISE Intellectual Property. All rights in Intellectual Property not expressly granted to Encore under this Agreement are reserved by ISE (or its licensors) and no additional or other rights (including without limitation implied licenses) are granted to Encore under this Agreement.

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     6.2  Encore  Intellectual  Property.  All  products,   inventions,   ideas,
discoveries, designs, methods, formulas, software, trade secrets, developments, processes, techniques, and related know-how directly resulting from ISE's services to develop a MPG System under this Agreement during the Term (each an "Invention" and collectively "Inventions"), will be the sole and exclusive property of Encore, and, to the extent permitted by law, will be "works made for hire." ISE hereby assigns and agrees to assign to Encore or its designee, without further consideration, its entire right, title, and interest in and to all Inventions. ISE will reasonably cooperate with Encore (at Encore's expense) in securing and perfecting such ownership and assignment.


7. PATENTS

     7.1 Prosecution of Program Patents.

          7.1.1 Primary Responsibility. Encore shall be responsible for and shall control, at its expense, the preparation, filing, prosecution, grant and maintenance of any Program Patents. Encore will use reasonable efforts to obtain patent coverage for the Inventions that are as broad in scope as possible, and at a minimum in the following countries: United States and Canada.

          7.1.2 Cooperation. Encore shall consult with ISE on, and give ISE a reasonable opportunity to review, all filings and activities involving the Program Patents. ISE shall be kept informed of all substantive matters relating to the preparation and prosecution of all Program Patents, and shall be provided with copies of all patent prosecution and maintenance documentation and correspondence so that ISE will be currently and promptly informed of the continuing prosecution and maintenance of the Program Patents. ISE shall have the right, but not the obligation, to review and comment on such documentation and correspondence, as well as specifications, claims and responses to office actions prior to their submission to the relevant government patent office.

          7.1.3 Elective Termination of Rights. In the event Encore desires to discontinue the prosecution or maintenance of any Program Patent filed in any country, Encore will promptly give notice of such intention to ISE. ISE will have the right, but not the obligation, to assume responsibility for the prosecution of any such Program Patent on a country-by-country basis at its own expense, by giving notice to Encore of such intention within sixty
     (60) days of receipt of notice from Encore pursuant to this Section 7.1.3. If ISE assumes responsibility for the prosecution of any Program Patent pursuant to this Section 7.1.3, Encore agrees to assign to ISE all of Encore's right, title and interest in and to such Program Patent in the applicable jurisdiction.

     7.2 Infringement of Licensed Patents

          7.2.1 Notice. Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Licensed Patents with may adversely impact the rights of ISE under this Agreement, of which it becomes aware.

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          7.2.2  Enforcement  Action. In the event that the Parties become aware of any alleged or threatened infringement of the Licensed Patents which may adversely impact the rights of ISE under this Agreement, Encore shall take appropriate action against any person or entity directly or contributorily infringing on such Licensed Patents. In the event Encore fails to institute an infringement suit or take other reasonable action within sixty (60) days of becoming aware of such alleged or threatened infringement, ISE shall have the right to institute such suit or take other reasonable action in its own name, Encore's name, or both. Regardless of which Party brings the action, the other Party hereby agrees to cooperate reasonably in any such effort, including the furnishing of a power of attorney to ISE if required to enable ISE to bring the action, and the other Party shall have the right to participate in such action at its own expense with its own counsel. Any funds obtained by settlement or otherwise shall be dispersed as follows:
     (i) first, each Party shall first recover any reasonable expenses incurred in such action (including reasonable attorneys' fees) and (ii) second, (a) if Encore initiates and prosecutes the infringement suit or claim, then Encore shall receive 100% of the remaining funds or (b) if ISE initiates and prosecutes the infringement suit or claim, then Encore shall receive 30% of the remaining funds and ISE shall receive 70% or the remaining funds. Neither Party shall enter into any settlement that affects the other Party's rights and interests without such other Party's written consent, which consent will not be unreasonably withheld.

     7.3 Claims of Third Parties

          7.3.1 Joint Strategy. In the event that the development, manufacture, use, sale, importation, or offer for sale of a Licensed Product commercialized by ISE (or its Affiliate or licensee) becomes the subject of a claim of infringement of a patent, copyright or other propriety right, and such claim is based, or based in part, on the utilization by ISE (or its Affiliate or licensee) of Licensed Technology, and without regard to which Party is charged with such infringement, the Parties shall promptly confer to discuss the claim.

          7.3.2 Defense. Unless the Parties otherwise agree, ISE shall assume the primary responsibility for the conduct of the defense of any such claim covered by Section 7.3.1. In any event, Encore shall have the right, but not the obligation, to participate in any such suit at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim including, if required to conduct such defense, furnishing a power of attorney. Neither Party shall enter into any agreement, license or settlement that affects the other Party's rights or interests without such other Party's written consent, which consent shall not be unreasonably withheld.

          7.3.3 ISE Payment Credit for Claims arising out of Licensed Technology. ISE may fully credit against royalties otherwise due Encore under Section 4.1 of this License Agreement, all payments made or expenses incurred by ISE under this Section 7.3 on claims against either or both Parties to the extent that such claims arise out of their use of Licensed Technology.


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8. CONFIDENTIALITY

     8.1 Disclosure. It is expected that the Parties will disclose to each other certain confidential information ("Confidential Information") pursuant to this Agreement and each Party recognizes the value and importance of the protection of the other's Confidential Information. All Confidential Information of one Party (the "Disclosing Party") that is disclosed to the other Party (the "Recipient") shall remain the sole property of the Disclosing Party (or its licensors), which shall own all rights (including Intellectual Property Rights), title, and interest in and to such Confidential Information. Only information which is identified as confidential pursuant Section 8.2 shall be deemed to be "Confidential Information" hereunder.

     8.2 Designation of Confidential Information. A Disclosing Party may designate information disclosed pursuant to this Agreement as confidential by:
(i) marking written information or other tangible media as "Confidential" or with a similar legend prior to disclosure; (ii) indicating in the visual display of information that such information is confidential; (iii) identifying oral information as confidential at the time of disclosure to Recipient and provides such Confidential Information, in writing to Recipient within thirty (30) days following the original disclosure; or (iv) notifying the Recipient in writing prior to disclosure that certain specifically identified types of information are considered to be confidential.

     8.3 Procedures. Each Recipient agrees that, except as otherwise expressly contemplated herein, at all times and notwithstanding any termination or expiration of this Agreement it will: (a) hold in strict confidence and not disclose to any third party Confidential Information of the Disclosing Party;
(b) use the Confidential Information of the Disclosing Party only for the purpose of performing the Recipient's obligations under this Agreement; and (c) take all reasonable steps necessary to protect the Confidential Information of the Disclosing Party, which steps will include at least those taken by Recipient to protect Recipient's own confidential information of like kind, but in not event less than reasonable care. Without derogating from the generality of the foregoing, Recipient shall: (i) keep the Disclosing Party's Confidential Information in a safe and secure location; and (ii) only permit such access to Confidential Information of the Disclosing Party to those of Recipient's employees or authorized representatives having a need to know and who, prior to obtaining such access, are bound by a written confidentiality agreement, with provisions to protect the Disclosing Party's Confidential Information at least as restrictive as those contained herein. Each Party shall be responsible for any breach of this Section 8.3 by such Party's employees or authorized representatives.

     8.4 Exceptions. Each Recipient's obligations under this Agreement with respect to any portion of the Disclosing Party's Confidential Information shall terminate or not apply when Recipient can prove that it: (i) is or subsequently becomes publicly available without breach of any obligation of confidentiality by Recipient; (ii) became known to the Recipient prior to the Disclosing Party's disclosure of such information to the Recipient; (iii) became known to the Recipient from a source other than the Disclosing Party, and without breach of any obligation of confidentiality owed to the Disclosing Party; (iv) was developed by Recipient entirely independently of and without any reference to or use of any information communicated to the Recipient by the Disclosing Party;
(v) is used by the Recipient to the limited extent necessary to make use of the licenses granted under this Agreement or to enforce any of Recipient's rights, claims or defenses under, or as otherwise contemplated in, this Agreement; or
(vi) it was communicated in response to a valid order by a court or other governmental body, was otherwise required by subpoena, law, order, or rules of the U.S. Securities and Exchange Commission or other applicable stock exchange or any other non-US authority.

     8.5 Termination. Upon termination or expiration of the Agreement for any reason, Recipient shall promptly return to the other all documents and other tangible materials representing the Disclosing Party's Confidential Information and all copies thereof, and purge all electronic copies or other representations thereof that are under Recipient's direct or indirect control; provided, however, that ISE shall be entitled to retain any Confidential Information that is necessary or useful for the exercise of ISE's rights under Section 3.1 for the duration of ISE's rights thereunder.

     8.6 Ownership. Confidential Information shall not be reproduced or used in any form or for any purpose except as required to implement this Agreement. Any reproduction of any Confidential Information of the Disclosing Party by either Party shall remain the property of the Disclosing Party and shall contain any and all confidential or proprietary notices or legends which appear on the original, unless otherwise authorized in writing by the Disclosing Party.

     8.7 Public Announcements. Except as expressly provided herein, neither Party may disclose the existence of terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such disclosure to the extent required by law (including, without limitation, the Securities Acts) and that either Party may make a disclosure of the existence and terms of this Agreement to its attorneys, advisors, investors, bankers, prospective investors, lenders and other financing sources, strategic partners and licensees, under circumstances that reasonable ensure the confidentiality thereof.


9. REPRESENTATIONS AND WARRANTIES

     9.1 Representations and Warranties of Encore. Encore covenants, represents and warrants to ISE that:

          9.1.1 Corporate Power. Encore is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          9.1.2 Due Authorization. Encore is duly authorized to execute and deliver this Agreement and to perform its obligations under this Agreement.

          9.1.3  Binding  Agreement.   This  Agreement  is  a  legal  and  valid
     obligation of Encore and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by Encore does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          9.1.4 Validity. Encore is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

          9.1.5 Grant of Rights. Encore has not, and will not, grant any right to any third party which would conflict with the licenses and other rights granted to ISE under this Agreement.

          9.1.6 Ownership. Encore owns or holds licenses to the Encore Patents and the Encore Know-How and has sufficient rights and power to grant the licenses to ISE which it purports to grant herein.

          9.1.7 Third Party Rights. Encore has, as of the Effective Date, no knowledge of any third-party patent right which would be infringed upon by the use or commercialization of Licensed Products as contemplated in this Agreement.

     9.2 Representations and Warranties of ISE. ISE covenants, represents and warrants to Encore that:

          9.2.1 Corporate Power. ISE is duly organized and validly existing under the laws of the State of California and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

          9.2.2 Due Authorization. ISE is duly authorized to execute and deliver this Agreement and to perform its obligations under this Agreement.

          9.2.3 Binding Agreement. This Agreement is a legal and valid obligation of ISE and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by ISE does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          9.2.4 Validity. ISE is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

          9.2.5 Development Services. The development services performed by ISE pursuant to Section 2 will be performed in a diligent and professional manner in accordance with industry standards.

     9.3 WARRANTY DISCLAIMER. The Parties acknowledge that the research and development activities contemplated under this Agreement are experimental, and that he Development Plan may not be successful. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 9, NEITHER ISE NOR ITS LICENSORS OR SUPPLIERS MAKE ANY OTHER WARRANTY, EXPRESS, IMPLIED OR STATUTORY, TO ENCORE OR ANY THIRD PARTY REGARDING THE DEVELOPED TECHNOLOGY, THE DELIVERABLES UNDER THIS AGREEMENT, OR OTHER SUBJECT MATTER OF THIS AGREEMENT. ISE AND ITS LICENSORS AND SUPPLIERS EXPRESSLY EXCLUDE ANY IMPLIED WARRANTY OF NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF TECHNOLOGY, VALIDITY OF PATENT CLAIMS (ISSUED OR PENDING) AND ANY OTHER WARRANTY THAT MIGHT ARISE FROM COURSE OF DEALING OR USAGE OF TRADE WITH RESPECT TO ANY AND ALL DEVELOPED TECHNOLOGY, DOCUMENTATION AND DELIVERABLES UNDER THIS AGREEMENT.


10. INDEMNIFICATION AND LIMITATION OF LIABILITY

     10.1 Indemnification of Encore. ISE agrees that, at its sole expense, its shall indemnify, defend, and hold Encore, and its shareholders, officers, directors, members, employees, agents, successors and assigns, harmless from any and all liabilities, losses, costs, damages and expenses, including reasonable attorneys' fees, that Encore suffers or incurs in connection with any suit, claim, action or demand (a "Claim") by a third party arising from or relating to
(i) any breach or alleged breach by ISE of the representations, warranties or obligations contained this Agreement or (ii) the use, development, testing, production, manufacture, promotion, import, sale or use by any person of a Licensed Product that is manufactured or sold by ISE or by an Affiliate, sublicensee, distributor or agent of ISE; provided, however, that ISE will not be required to provide indemnification under this Section 10.1 to the extent that (a) such Claim results from the gross negligence or willful misconduct of Encore or (b) Encore is required to provide indemnification to ISE for such Claim pursuant to Section 10.2 below.

     10.2 Indemnification of ISE. Encore agrees that, at its sole expense, its shall indemnify, defend, and hold Encore, and its shareholders, officers, directors, members, employees, agents, successors and assigns, harmless from any and all liabilities, losses, costs, damages and expenses, including reasonable attorneys' fees, that Encore suffers or incurs in connection with any Claim by a third party arising from or relating to (i) any breach or alleged breach by Encore of the representations, warranties or obligations contained this Agreement, (ii) the use, development, testing, production, manufacture, promotion, import, sale or use by any person of any product incorporating or using the Developed Technology that is manufactured or sold by Encore or by an Affiliate, sublicensee, distributor or agent of Encore, (iii) the infringement by any Licensed Product of any third-party intellectual property rights by virtue of the use of, or the inclusion of the Developed Technology therein; or
(iv) assertions by such third party that it has been granted rights by Encore that are infringed by the exercise of ISE or its Affiliates, or any sublicensee of ISE or its Affiliates, of any rights granted to ISE by Encore pursuant to this Agreement; provided, however, that Encore will not be required to provide indemnification under this Section 10.2 to the extent that such Claim results from the gross negligence or willful misconduct of ISE.

     10.3 Mechanics of Indemnity.  The Party claiming indemnification under this
Section 10 (the "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") when it has knowledge of circumstances likely to result in an indemnification obligation or when any Claim is pending or threatened that is covered by this Section 10. Upon request, and to the maximum extent permitted by applicable law, the Indemnifying Party shall have the right, in its discretion, to defend, settle, or compromise any such suit or proceeding, at its own expense, provided that no settlement shall be made which imposes any obligations on the Indemnified Party (other than the payment of money which is made by the Indemnifying Party on behalf of the Indemnified Party), or is prejudicial to, the Indemnified Party, without the prior written consent of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any such suit or proceeding, and the Indemnifying Party shall reimburse the Indemnified Party for its expenses with respect thereto, including counsel of its choice. Failure by the Indemnified Party to promptly notify the Indemnifying Party as required by this Section 10.3 shall not invalidate the claim for indemnification, unless such failure has a material adverse affect on the settlement, defense, or compromise of the matter that is the subject of the claim for indemnification. In addition, the Indemnified Party shall be responsible for any Claims or losses which could have been avoided or mitigated by prompt notice as required by this Section 10.3.

     10.4  LIMITATION  OF  LIABILITY.   TO  THE  MAXIMUM  EXTENT  ALLOWED  UNDER
APPLICABLE LAW, EXCEPT WITH RESPECT TO LIABILITY FOR BREACH OF SECTIONS 3, 6.1 OR 8, OR TO SATISFY THE INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10:

     (A) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES, HOWEVER CAUSED, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR THE PRODUCTS OR SERVICES DEVELOPED OR PROVIDED PURSUANT TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE
(INCLUDING DAMAGES BASED ON LOSS OF PROFITS, DATA, FILES, OR BUSINESS INTERRUPTION OR OPPORTUNITY), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN; AND,

     (B) IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED THE AGGREGATE AMOUNT PAID BY ENCORE TO ISE HEREUNDER. THIS LIMITATION OF LIABILITY SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.


11. ARBITRATION

     11.1 Arbitration Procedure. The Parties will attempt, in good faith, to resolve any controversy, claim, or dispute arising out of this Agreement through negotiations. Except as provided in Section 11.2 below, in the event that negotiations are not successful within fifteen (15) days of the initiation by either party, the controversy, claim or dispute will, upon written demand of any party, be settled solely, exclusively, and finally by binding arbitration in San Diego, California. The arbitration shall be pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. The merits of the dispute shall, in each and all cases, be resolved in accordance with the laws of the State of California. The Parties expressly intend that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or their rights or obligations thereunder. The arbitration shall be conducted by an arbitration panel consisting of three (3) arbitrators, each of whom shall be knowledgeable in the subject matter hereof. Each Party shall select one of the arbitrators, and the two selected arbitrators shall select the third arbitrator. The arbitrators will provide a written explanation to the parties of any arbitration award. Any decision rendered by the arbitration panel shall be binding, final and conclusive upon the parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered or the location of such party's assets, and the parties hereby irrevocably waive any objection to the jurisdiction of such courts based on any ground, including improper venue or forum non-conveniens. Except where clearly prevented by the subject matter of the dispute, both Parties shall continue performing their respective obligations under this Agreement while this dispute is being resolved. The Parties and the arbitration panel shall be bound to maintain the confidentiality of this Agreement, the dispute and any award, except to the extent necessary to enforce any such award or as required by applicable law. The prevailing party, if a Party is so designated in the arbitration award, shall be entitled to recover from the other Party its costs and fees, including attorneys' fees, associated with such arbitration.

     11.2 Equitable Relief. Notwithstanding the foregoing, each Party, at any time, shall be entitled to seek injunctive or other equitable relief, wherever such party deems appropriate, in order to preserve or enforce such Party's rights under Sections 3.1, 6 and 8.


12. TERM AND TERMINATION.

     12.1 Term. This Agreement shall be effective as of the Effective Date and shall expire on the royalty expiration date provided in Section 4.2 of this Agreement, unless earlier terminated under Section 12.2, 12.3 or 12.4 (the "Term").

     12.2 Termination for Cause. If, during the Term, either Party is in material breach of this Agreement, the non-breaching Party may give written notice of such breach to the breaching Party and the breaching Party shall have an opportunity to cure the breach within thirty (30) days of such notice. If such breach is not cured within such thirty (30) day period, the non-breaching Party may immediately terminate this Agreement by subsequent written notice to the Party in breach. For the avoidance of doubt, the Parties hereby agree that the failure of Encore to pay to ISE any of the installment payments or development fees when required by Section 2.3 will be deemed to be a material breach of this Agreement.

     12.3 Termination for Insolvency. This Agreement may be terminated by written notice from a Party to the other Party: (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceeding for the settlement of the other Party's debts, and in the case of any such proceeding that is involuntary, if such proceeding is not terminated within thirty (30) days thereafter; (ii) upon the other Party making an assignment for the benefit of creditors; or (iii) upon the other Party's dissolution or ceasing to do business.

     12.4 Termination for Unfeasible Development Plan. This Agreement may be terminated at any time by written notice to the other Party if (i) either Party determines in good faith that it is not reasonably possible to develop the MPG System as provided in the Development Plan or within the development budget and
(ii) the Parties are unable to agree on a mutually acceptable modification of the Development Plan or the development budget within thirty (30) days after notice of such determination is given to the other Party.

     12.5 Effect of  Termination.  Upon any  termination  or  expiration of this
Agreement: (i) the exclusive license granted to ISE pursuant to Section 3.1 will survive any such termination or expiration of this Agreement (ii) the research license granted to ISE pursuant to Section 3.2 shall terminate and (iii) each Party shall return the Confidential Information of the other Party as provided in Section 8.5, and certify in writing to the other Party that it has complied with the terms of this Section 12.5 and Section 8.5.

     12.6 Surviving Obligations; Accrued Rights. The terms of Sections 1, 3.1, 4, 6, 7, 8, 10, 11, 12.5, 12.6 and 13 shall survive any termination or expiration of this Agreement for any reason. Termination or expiration of this Agreement for any reason will not affect any accrued rights of either Party.


13. GENERAL.

     13.1 Export. Both Parties agree to comply with the export control laws of the United States, and not to export or authorize the exportation therefrom of any data, information or material to any restricted person or destination without first obtaining all necessary licenses and approvals from the United States government. With respect to any export transactions under this Agreement, both Parties will cooperate in any reasonable manner to effect compliance with all applicable export regulations.

     13.2 Corrupt Practices. Neither Party shall, directly or indirectly, make, offer or agree to make or offer on behalf of the other Party, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function or government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act.

     13.3 Independent Contractor Relationship. ISE's relationship with Encore is solely that of an independent contractor, and nothing in this Agreement is intended, or shall be construed, to create a partnership, agency, joint venture, franchise, or employment relationship between the Parties. Neither Party will or is authorized to make any commitment, by contract or otherwise, binding upon the other Party or represent that it has any authority to do so.

     13.4 Assignment. Neither Party may assign this Agreement or any rights or obligations under this Agreement without the written consent of the other Party, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, ISE may assign this Agreement, without such consent: (i) to an Affiliate of ISE; or, (ii) to a third party in connection with any merger, acquisition, consolidation, reorganization, change of control of or by ISE, or the sale of all, substantially all or a majority of ISE's assets or voting securities. Any attempted delegation, transfer, or assignment not in accordance with this Section 13.4 shall be void and have no force or effect.

     13.5 Governing Law; Venue; Equitable Relief. This Agreement and the Parties' rights and obligations thereunder shall for all purposes be solely and exclusive governed by, and construed and enforced under, the laws of the State of California, without reference or giving effect to any conflict of laws or other principles which would result in the application of a different body of law. The Parties hereby submit to the jurisdiction of the courts located in the County of San Diego. Each Party, at any time, shall be entitled to seek injunctive or other equitable relief, wherever such Party deems appropriate, in order to preserve or enforce such Party's rights under this Agreement.

     13.6 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by either Party, and no breach excused by either Party, unless such waiver or consent is in writing signed by such Party. The waiver by either Party of, or consent by either Party to, a breach of any provision of this Agreement by the other Party, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by such other Party. This Agreement may be amended or modified only by mutual written agreement of authorized representatives of the Parties.

     13.7 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

     13.8 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the Parties. Execution of this Agreement via facsimile is permitted hereunder, provided that each Party promptly sends the signed original pages by courier to the other Party.

     13.9 Construction. This Agreement has been negotiated by the Parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party. Any ambiguity will not be interpreted against the drafting Party.

     13.10 Force Majeure. Except for any payment obligation of a Party hereunder, neither Party shall be liable for nonperformance or delays, under any circumstances, which occur due to any causes beyond its reasonable control. These causes shall include, but shall not be limited to, acts of God, wars, terrorism, riots, strikes, fires, storms, floods, earthquakes, shortages of labor or materials, shortages or unavailability of utilities (including electric power), labor disputes, vendor failures, transportation embargoes, acts of any government or agency thereof and judicial actions. In the event of any such delay or failure of performance, the date of delivery or performance shall be deferred for a period equal to the time lost by reason of the delay.

     13.11 Notice. Any notice required or permitted by this Agreement must be in writing, in the English language, and shall be delivered as follows, with notice deemed given as indicated: (i) by Federal Express or other overnight courier, upon written verification of receipt as evidenced by the courier's delivery record; (ii) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (iii) by certified or registered mail, return receipt requested, upon verification of receipt; provided, however, electronic mail may be used for written notices given in connection with delivery of Deliverables. Notice shall be sent to the addresses set forth below or to such other address as either Party may specify in writing.


                  If to ISE:          ISE Corporation
                                      12302 Kerran Street
                                       Poway, CA 92064
                                      Attention:  David M. Mazaika, CEO
                                      Facsimile:  858.413.1733

                  With a copy to:     ISE Corporation
                                      12302 Kerran Street
                                      Poway, CA 92064
                                      Attention:  Justin Spragg, General Counsel
                                      Facsimile:  858.413.1731

                  If to Encore:       Encore Clean Energy, Inc.
                                      375 Water Street, Suite 610
                                      Vancouver, British Columbia
                                      Canada V6B 5C6
                                      Attention:  Daniel Hunter
                                      Facsimile:  604.801.5575

                  With a copy to:     Encore Clean Energy, Inc.
                                      2934 Beverly Glen Circle, Suite 301
                                      Bel Air, CA 90077
                                      Attention:  Larry Shultz
                                      Facsimile:  310.246.0346



     13.12 Severability. If one or more provisions in this Agreement are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then: (i) the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected; (ii) the effect of such ruling shall be limited to the body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the Parties' intent as manifested herein; and
(iv) if the ruling, or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended, then the provision(s) in question, as originally set forth in this Agreement, shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED

THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS INTENDED BY THE PARTIES TO BE ENFORCEABLE TO THE MAXIMUM ALLOWED BY APPLICABLE LAW, SEVERABLE AND INDEPENDENT OF ANY OTHER SUCH PROVISION, AND TO BE ENFORCED AS SUCH. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IN THE EVENT ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES SET FORTH HEREIN SHALL REMAIN IN EFFECT TO THE MAXIMUM ALLOWED BY APPLICABLE LAW.

     13.13 Entire Agreement. This Agreement and Exhibit A attached hereto, which is hereby incorporated herein by reference, constitute the sole, complete, final and entire agreement between the Parties relating to their subject matter and supersede and terminate all prior or contemporaneous oral or written agreements, discussions and representations concerning such subject matter.


     IN WITNESS WHEREOF, the duly authorized representative of each Party has executed this Agreement as of the Effective Date and the person signing below represents and warrants that he/she is duly authorized to sign for and on behalf of the respective Party.


ENCORE CLEAN ENERGY, INC.

By: /s/ Daniel Hunter
----------------------------
        Daniel Hunter, CEO
        September 9, 2005

ISE CORPORATION

By: /s/ David M. Mazaika
       ----------------------
        David M. Mazaika, President and CEO



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                                    EXHIBIT A

                         DEVELOPMENT PLAN FOR MPG SYSTEM


Background
----------

The linear engine is an emerging technology which uses an oscillating piston to cut magnetic lines of flux and directly generate electricity. Most recently Encore has brought the "Accelerated Magnetic Pellet Generator" (MPG) to the attention of ISE. The MPG is an invention of Mr. Robert Hunt, licensed exclusively in all fields of use on a worldwide basis to Encore.

It is acknowledged that there are numerous groups with experience in linear generators, among which are:

o        Sandia Laboratories, led by Dr. Peter van Blarigan,
o        West Virginia University,
o        Malaysian Science, Technology and Environment Dept.

Hence there is a body of technical and patent literature that is pertinent and growing.

This Development Plan is for the evaluation and confirmation of the performance and advantages of this technology. It will be accomplished through a combination of technical analyses and the development of demonstration prototypes.

Phase A Development Milestones
------------------------------

Milestone 1: Evaluate the current state of technology to ensure our team builds off the previous expertise and years of investigation into this technology. Specifically, we will evaluate the work of Peter van Blarigan and, if appropriate, establish a working consulting relationship. Dr. van Blarigan has several years of experience in linear engines, and an agreement for magnetic coupler development with Magnequench. Conversation with Dr. van Blarigan indicates his interest in such an arrangement, and he has indicated he will visit ISE. West Virginia and other experts will be consulted and evaluated.

Milestone 2: Review patent and technical literature. ISE will locate known patents of related technologies to MPG and evaluate their potential interference and/or utility in achieving a working system. ISE will also locate and secure technical literature in the public domain and evaluate its applicability.

Milestone 3: Perform a preliminary cycle analysis of the MPG System, with the objectives of understanding the energy flow and the essential functions of each component. To be able to develop an optimized system, ISE must understand the energy cycle analysis in detail. This will be performed in conjunction with Mr. Hunt to eliminate duplication of effort.

Milestone 4:

     Evaluation of key technologies:

               (a) Analyze the magnetic coupling from the coils to the free piston/pellet, and the losses in the pellet, the coils and in intervening materials. Focus here will be on limitations of materials and on magnetic coupling and heating.

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               (b) Analyze the technology required to exhaust and re-liquefy the working fluid.

               (c) Evaluate the circuit interface to the coupling coils, and to develop a model for the coupling of energy flow from the coils to the bus energy storage and circuitry. Perform a trade study of piston size vs speed of the magnetic pellet to achieve optimal useful energy coupling.

               (d) To survey operating fluids and select fluids suitable for engine coolant recovery and of exhaust heat recovery. Although CO2 has been suggested, other options will be evaluated for operation both on engine cooling loop (200F) and exhaust (1000+) operation.


Milestone 5: Design and construct an air driven prototype MPG System. This device will be capable of using a compressed air source to drive an MPG-like linear engine. It will be capable of producing electricity and demonstrating this via some type of display (power meter, lights...). It will not be coupled to a heat energy source or incorporate re-liquefaction technology.

Milestone 6: Test the air driven prototype and analyze the performance. Power input vs output measurements will be made to evaluate efficiency. Heat loss and electrical loss measurements will be taken to evaluate the prototype performance vs the expected model.

Milestone 7: Design system integration of an MPG System into a heavy duty vehicle. This will define radiator and other component sizes, heat and energy flows, and the expected improvement of vehicle efficiency. What will be the size of an MPG System capable of development of 150kW output, and what will be the efficiency?

Milestone 8: Generate a report and presentation on all results from Phase A and present information to Encore. Assist Encore in its evaluation of the merits of proceeding to Phase B - the design and construction of a full MPG System.

Phase B Development Milestones
------------------------------

Milestone 9: Perform design of a model prototype MPG System with heat addition and closed loop operation. The focus will be on energy flow, with attention to temperatures of essential components and on lubrication issues. Identification and test of re-liquefaction of the working fluid will be a key challenge.

Milestone 10: Construct a demonstration prototype MPG System. The objective is the development of a complete, fully functional MPG System to demonstrate the operational concept. Undoubtedly, further refinement will be required in future versions, however it will be capable of demonstrating waste heat to electrical energy conversion.

Milestone 11: Run the MPG System, record data, and analyze data.

Milestone 12: Generate a report and presentation on all results from Phase B and present information to Encore. Identify remaining risk areas, if any, and areas for further technical development. If appropriate, develop a plan for development of a production model for commercialization. Assist Encore in its evaluation of the merits of designing and constructing of a production version of the MPG System.

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Development Time
----------------

This is a research program and unexpected challenges can arise at any time. ISE will notify Encore of any such challenges and potential resultant delays as early as possible. ISE understands the time sensitivity of the program and will make all reasonable attempts to minimize the development time of each Milestone. It is estimated that Phase A will take 6-9 months and that Phase B will take 9-12 months.

Cost Increases
--------------

Due to the research nature of this program, unexpected costs may arise at any time. ISE will notify Encore of any potential cost increases for any Milestone as they arise.

Development Fee Schedule
------------------------

     Encore shall pay ISE the following development fees in connection with the development of the MPG System:

                                                                   Development
Phase A Milestones                                                    Fee ($)

Milestone1-Review of literature                                       14,680
Milestone 2-Evaluate state of the art                                 19,720
Milestone 3-Cycle analysis                                            34,960
Milestone 4-Analyze key technologies                                  34,200
Milestone 5-Build air driven MPG System                               54,200
Milestone 6-Test, analyze performance                                 43,320
Milestone 7-System Integration of MPG System                          45,000
Milestone 8-Report and present                                        18,700
                                              Phase A Subtotal      $264,780


Phase B Milestones
Milestone 9-Design model prototype MPG System                        131,000
Milestone 10-Build prototype, test apparatus                         244,200
Milestone 11-Run, data reduction, analyze                            219,720
Milestone 12-Report and Present                                       30,900
                                              Phase B Subtotal      $625,820

                                                   Grand Total      $890,600

                                      *****




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                                    EXHIBIT B

                                   HUNT PATENT

 [Provisional patent application filed with the USPTO on April 1, 2005 entitled
     "ACCELERATED Magnetic pellet generator THAT PROVIDES SELF-COMPRESSION
                                   REDACTED][


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